Exhibit 99.2

ARCTIC CAT INC.

ARCTIC CAT INC. FISCAL 2012 FOURTH QUARTER

EARNINGS CONFERENCE CALL

May 15, 2012, 10:30 AM CT

Operator:	Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Arctic Cat Fiscal 2012 Fourth Quarter Earnings Conference Call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you would like to ask a question, please press the star, followed by the one on your touchtone phone; if you’d like to withdraw your question, please press the star, followed by the two; and if you’re using speaker equipment today, you will need to lift the handset before making your selection. This conference is being recorded today, Tuesday, May 15th of 2012.

I’d now like to turn the conference over to Shawn Brumbaugh. Please go ahead.

Shawn Brumbaugh:	Thank you, and thank you for joining us this morning. I’m Shawn Brumbaugh with Padilla Speer Beardsley. Before the market opened this morning, Arctic Cat released results for its fiscal 2012 fourth quarter and full year ended March 31st, 2012. Participating in our call today to discuss the Company’s performance and outlook will be President and Chief Executive Officer Claude Jordan, and Chief Financial Officer Tim Delmore. Following their remarks, we’ll have time for any questions.

Before we begin, please note that some of the comments made today will be forward-looking statements regarding the Company’s expectations of future performance. Such statements are subject to risks and uncertainties and actual results may differ materially from those contained in the statements. These risks and uncertainties are described in today’s news release and in the Company’s filings with the Securities and Exchange Commission. We encourage you to review these documents for a description of risk factors that may affect results.

Now, I’ll turn the call over to Arctic Cat’s CEO Claude Jordan. Claude?

Claude Jordan:	Thanks, Shawn. Good morning, everyone, and thanks for joining us today. This morning I will cover the individual performance of our three businesses during fiscal year 2012, as well as the progress we have made in operations as we continue to focus on profitability and operational excellence. Following my comments, Tim Delmore, our CFO, will review our financial performance.

Overall, we are pleased with our financial performance for the quarter and full year. Throughout the year, we have focused on growing sales, improving gross margins, decreasing operational expenses as a percent of sales, improving earnings per share, and strengthening our balance. We were successful in improving our performance in each area.

In regard to the individual businesses, during fiscal year 2012, snowmobile sales were up 38%, driven primarily by increased volumes and, to a lesser degree, pricing and product mix. During the year, we launched 23 new ProCross and ProClimb models, which allowed us to win Snowmobile of the Year from Snow Goer and Sledhead 24/7. Additionally, we had five of the top ten selling models during the year.

We did experience poor snow conditions in parts of North America during the fourth quarter which impacted North American retail sales for the snowmobile industry and resulted in overall industry retail sales decreasing by 4% for the year. However, with the 23 new snowmobile models we launched during the year, we were able to increase our year-over-year North American retail sales slightly. We also experienced strong sales in our international markets.

The one area negatively impacted due to the snow conditions was our North American dealer inventory where we did see a 4% increase in year-over-year inventory, as retail sales were not as strong as expected in the fourth quarter. The entire increase in inventory was in the US market, as our Canadian dealers did see a year-over-year decrease in their inventory.

As we look forward to next year, we believe snowmobile industry retail sales will grow between zero and 2%. The expected increase in industry retail sales and the launch of five new snowmobile models that were launched at our dealer show in March, combined with 23 new models we launched this year, we would expect to take additional market share during the upcoming year.

On the ATV business, sales increased 58% for the quarter, driven by the launch of the Wildcat, an all new sports side-by-side. For the year, sales increased 25% due to the Wildcat launch and continued growth of our international business. Reducing dealer inventory was again a key focus during the year and we were successful in reducing our North American dealer inventory of ATVs and Prowlers by 26%, excluding the Wildcat. Including the Wildcat, overall dealer inventory was reduced year-over-year by 22%. With the continued decrease in dealer inventory and the new monthly ordering process we implemented in the third quarter, we feel the dealer inventory is nearing new levels where further decreases will not be necessary. As we look ahead to fiscal 2013, we will not be looking to further reduce our dealer inventory.

ATV industry retail sales for North America had another down year as retail sales decreased by 8% during fiscal year 2012. However, the industry did see positive growth in the fourth quarter as industry sales increased 7% for the first time since prior to the recession. For the fourth quarter, our retail sales grew faster than the market and we gained market share. Our Prowler side-by-side business, excluding the Wildcat, continued to perform well and achieved double-digit year-over-year growth for both the quarter and for the year. The key driver in the side-by-side growth was the HDX heavy-duty utility vehicle which was launched in fiscal year 2011.

The highlight of the year for the ATV business was the December launch of the Wildcat. The Wildcat has an industry-leading 18 inches of rear travel suspension, electronic power steering, exoskeleton chassis, LED lights front and year, an 8000cc engine. As we look forward to fiscal year 2013, we believe ATV industry retail sales will start to rebound and will be down slightly from zero to 5%, while side-by-side sales will continue to show positive growth.

Sales of our parts, garments and accessory business continued to show positive growth for the year and were up 6%. However, due to the poor snow conditions in select North American markets in the fourth quarter, we did see a decrease of 1% in the fourth quarter due to less shipment of snowmobile parts. The primary driver of improved sales performance for the year were accessories for all product categories, ATV parts and garments. In addition, the parts, garments and accessory business successfully launched their e-commerce initiative during the year, which also provided positive results.

In regard to operational performance, our key focus has been on improving gross margins, controlling operating expenses and strengthening our balance sheet.

In the area of gross margins, our goal at the beginning of the year was to increase gross margins by 20 to 60 basis points. During the fourth quarter, we improved our gross margins by 240 basis points, primarily due to increased volumes of Wildcat, but also due to improved selling prices in select models. For the full year, our gross margins improved by 47 basis points, due primarily to increased volume, but also product mix and increased selling prices. As we look forward to next year, we will again expect to see improved gross margins of 20 to 60 basis points.

In regard to operating expenses, we stated at the beginning of the year our goal was to hold operating expenses flat as a percent of sales. With this in mind, we continued to focus throughout the business on all aspects of expense control. At the same time, we have continued to invest in product development, which has resulted in launching various new models throughout the year. During the year, we were successful in decreasing operating expenses as a percent of sales by 340 basis points. As we look forward to fiscal year 2013, controlling operating expenses will remain a focus and we will target flat operating expenses as a percent of sales for fiscal year 2013.

The final area of focus has been working to strengthen our balance sheet. During the fourth quarter, our year-over-year inventory grew to support our sales growth and also to allow the business to start snowmobile production earlier than last year. As we look forward, we will continue to focus on having the right amount of inventory on hand to support the growth needs of the business.

In regards to cash, we ended the year with 62.6 million of cash in short-term investments and no debt. This is amount is down from the prior year by $63 million. However, the entire decrease was due to the Arctic Cat share repurchase from Suzuki of $79 million that we completed in December. Going forward, we will continue to focus on our cash position and expect to generate positive cash flow during upcoming fiscal year 2013.

At this time, I would like to turn the call over to Tim, who will review the fourth quarter and year end financials.

Tim Delmore:	Thanks, Claude. Good morning. I would also like to welcome everyone to our conference call. Today, I’ll focus on reviewing highlights of our fourth quarter and year end financial performance and our guidance for full year fiscal 2013.

Net sales for the fourth quarter increased 34% to 98.5 million, from 73.5 million for the same quarter last year. ATV sales increased 58% to 75.8 million, from 48 million, due to Wildcat ROV and international ATV shipments. Snowmobile sales were a negative 6.8 million versus a negative 4.5 million for the same quarter last year, due to sales incentives. Parts, garments and accessory sales decreased 1% to 29.5 million, from 29.9 million for the same quarter last year.

Gross profits for the quarter increased 69% to 11.4 million, from 6.8 million. The gross profit percentage for the quarter increased 240 basis points to 11.6% from 9.2% for the fourth quarter last year, primarily due to increased ATV and ROV volumes.

Selling, general and administrative expenses decreased 1.3% to 21 million, from 21.3 million for the same quarter last year, primarily due higher R&D and selling and marketing expenses, being offset by lower general and administrative expenses which resulted from a favorable Canadian currency hedge and lower European operating expenses for the fourth quarter this year. Selling, general and administrative expenses as a percent of sales declined to 21.4% compared to 29% for the same quarter last year. Our interest income was 18,000 versus 35,000, and interest expense was $1,000 versus zero for Q4 last year.

The net loss for the quarter improved to 6.2 million from 9.6 million and the diluted loss per share improved to $0.49 versus $0.52.

Next, I’d like to review Arctic Cat’s financial performance for full year fiscal ’12.

Year-to-date net sales increased 26% to 585.3 million, from 464.7 million a year ago. Net earnings increased 130% to 29.9 million, from 13 million, while diluted earnings per share increased 146% to $1.72, from $0.70. On a year-to-date basis, snowmobile sales increased 38% to 250.4 million, from 182 million; ATV sales increased 25% to 226.9 million, from 181.1 million; and parts, garments and accessory sales increased 6% to 107.9 million, from 101.6 million for the same period last year, driven by increased sales of ATV parts, Wildcat and snowmobile accessories and garments.

On a year-to-date basis, gross profits increased 28.7% to 130.6 million, from 101.5 million. Our year-to-date gross profit percentage improved, as Claude mentioned, 47 basis points to 22.3%, from 21.8%, due to higher volumes, improved selling prices and improved product mix.

Year-to-date selling, general and administrative expenses increased 1.6% to 84.7 million, from 83.4 million, due to higher R&D and selling and marketing expenses, which were offset to a certain extent by lower general and administrative expenses, including a $2 million gain on Canadian currency contracts. Selling, general and administrative expenses as a percent of sales improved to 14.5% compared to 17.9% for the same period last year.

The Company reported a tax provision of 34.9% for the year compared to 28.7% for the prior year.

Looking at our balance sheet, as of December 31st, we ended the year with 62.6 million cash and no short-term borrowings, compared to $125.1 million of cash. As a reminder, we used 79.3 million of cash near the end of the third quarter to purchase all of Suzuki Motor Corporation’s 6.1 million shares of our Class B common stock.

Looking at accounts receivable, they increased 18% to 28.1 million, mainly due to higher Q4 shipments. Inventory was 98.7 million at year end versus 61.5 million. Our year-to-date capital expenditures totaled 14.9 million and depreciation was 13 million.

Regarding our full year fiscal 2013 sales and earnings guidance, we expect net sales in the range of 631 to 650 million, based on ATV and ROV sales to increase 26% to 32% for the full year, driven by shipments of our new Wildcat sport side-by-side models. We expect snowmobile sales to be down 4% to 6% and PG&A sales to end the year up 1% to 3%. We anticipate full year fiscal 2013 earnings to be in the range of $2.40 to $2.50 per diluted share.

Our 2013 outlook includes the following assumptions: gross margins to increase 20 to 60 basis points; operating expenses to be flat as a percent of sales; our tax rate to be 35.5%; and our weighted average diluted share count to be 14 million shares. We expect 2013 capital expenditures to total approximately 18.5 million and depreciation to be approximately 13 million.

I’d like to thank you for your attention, and now, Operator, we’d like to open it up for questions.

Operator:	Thank you, sir. Ladies and gentlemen, we will begin the question and answer session at this time. If you would like to ask a question, please press the star, followed by the one on your touchtone phone; if you’d like to withdraw your question, please press the star, followed by the two; and if you’re using speaker equipment today, you will need to lift the handset before making your selection.

Our first question comes from the line of James Hardiman with Longbow Research. Please go ahead.

James Hardiman:	Hi, good morning. Thanks for taking my call. I have a couple questions here on guidance. Core ATV, you’re assuming flat to down 5% for the year. Obviously, you mentioned the fourth—and that’s an industry assumption—obviously, the fourth quarter was up pretty nicely, and so it sounds like you’re assuming a pretty meaningful deceleration. Is that just being conservative or does that, you know—are you seeing something so far during the first quarter that would support that? Then, I guess the flip side of that question, in terms of snowmobile flat to up for the industry, I think it’s pretty straightforward what warm weather does to your shipping patterns, but how does that affect sell-through ultimately given how warm we finished up this past snowmobile season?

Claude Jordan:	All right, James, a lot of questions there, I’ll start to break them down a little bit. You know, on the ATV side, you’re correct, calendar year, the January, February, March that just completed, there’s no doubt that the ATV industry, as I mentioned in my comments, it showed some positive results, that’s the first time we’ve seen that for some time. What I would say is as we continue to talk to dealers, we look at the overall economy out there, we have not seen enough to go ahead and justify, in our opinion, that, you know, we have now hit the bottom and that the ATVs are going to go ahead and turn around. So, I think the zero to down 5%, based on where it’s been over the last few years, probably is our best estimate as we sit here today. On the other side of the equation, our side-by-sides, we are not provided industry data because it’s not put out by the Association, but as we mentioned during my comments, we saw double-digit growth during the quarter, as well as for the fiscal year last year, excluding the Wildcat, and we would expect that to continue into next year. So, I think we’ll see another good year on side-by-sides and I think we’ll see an improved, but although not a great year on the ATV side of the business.

Regarding snowmobiles, our estimate now of zero to plus 2% are really driven by, I’ll say, pent-up demand. We didn’t have a lot of snow in a lot of North American markets. We had good snow in certain other parts, Scandinavia, Russia and so forth. But, I do think you’ll see those buyers that would have bought in January, February and March come back into the market and we’ll see a positive result of that next year.

James Hardiman:	Great. Then, just in terms of Wildcat, can you give us any early data in terms of how sell-through has gone and, ultimately, you know, as I think about your guidance for next year, how significant is Wildcat in that guidance, what’s sort of the year-one assumptions there?

Claude Jordan:	We don’t break out individual data on individual models, so I can’t give you a lot of detail there. The guidance that we’ve provided on the ATV business, which includes side-by-sides, as well as Wildcats, we said we’d be up anywhere from 26% to 32%. That’s over a year that we just completed. So, when we looked at the year we just completed, you know, ATV sales were up 25%. So, up 25% the year we just completed and next year we’re saying, you know, 26 to 32. So, overall, I’d say it’s—you can break them down into three buckets, but there’s no doubt that that’s having the biggest amount of impact of the three categories in our ATV business.

In terms of guidance, I think the guidance we’ve provided takes into consideration the Wildcat sell-through has been going very well, but as we have mentioned before, our objective was not just take orders and ship the orders. We took orders, we shipped some product and we wanted to see how retails were going and retails are going very well, so we’ve continued to go ahead and ship. You can see, in terms of overall inventory, we continue to watch that very closely and, you know, we don’t want to go ahead and ship based on initial orders, we’d rather go ahead and see how the market’s reacting and then ship based on retails.

James Hardiman:	Got it. Thanks, guys, and good luck this year.

Claude Jordan:	Thanks.

Tim Delmore:	Thanks, James.

Operator:	Thank you, and our next question comes from the line Craig Kennison with Robert W. Baird & Company. Please go ahead.

Craig Kennison:	Good morning. Thanks for taking my questions, as well. I just wanted to follow up on the guidance that you issued. The ATV guidance, in particular, does it only include products that you’ve already launched?

Claude Jordan:	No. I mean, obviously, we look forward to the entire fiscal year 2013, and we would go ahead and consider things. I mean, you know, you don’t want to go ahead and count on things that might come in in March. But, if we think we have a reasonable chance of launching new products some time during fiscal year ’13, we would include it in our numbers.

Craig Kennison:	Okay, that’s make sense. Then, on a related note, parts, garments and accessories, your outlook for that business is maybe conservative, in my eyes, given the huge opportunity you have with Wildcat to sell PG&A. Can you help us unpack and sort of think through your guidance there?

Claude Jordan:	I think there’s a good guy in there. When you look at our PG&A business, we said we’d be up 1% to 3%, the good guy being the Wildcat side of the equation. There’s no doubt that if people buy Wildcat they will go ahead and accessorize those and we should see a very positive uptick on our accessories for Wildcat. On the other side of the equation, as we mentioned, the snow industry, retail should be up zero to 2%, but you can see our guidance in terms of shipments, you know, down to 4% to 6%, and with that, you know, less accessories there. There were less people riding in the fourth quarter and we saw a drop-off of snowmobile parts, so the dealers still have those parts and we would expect to see that a little bit fall next year, as well. You know, you have some trade-offs with some good guys, with the Wildcat, and then some negative being impacted because of snow.

Craig Kennison:	Are you able to quantify the dollar impact of attachment you get with PG&A for Wildcat, if you will?

Claude Jordan:	Right now, I’d say we’re only a couple of months into shipping the Wildcat, so it’s really hard to come out with an attachment rate on that just yet.

Craig Kennison:	Okay. Then, Claude, could you give us any comment on Europe and just the broader trends there? We’ve seen declines from other categories, but I wonder what your take is so far this spring?

Claude Jordan:	Europe, first of all, was a very good year for us. Our entire international business was good for us, and so Europe up, you know, whether it’s ATV or snow. On the snow side, they had good weather. The markets you’re talking about, Scandinavia and Sweden, you know, the northern markets, really weren’t as impacted as the rest of Europe, especially the southern part of Europe, and so we had a very good year. On ATVs, we also experienced very good growth in the European markets. Italy and Spain are not big countries for us. The big countries for us are France, Germany, and obviously Norway and Sweden, and countries up north are big, as well. Today, we haven’t seen any kind of impact. Last year we saw a major pick-up. I think, as we look at Europe for next year, we’re being somewhat conservative in terms of what we’re expecting from them in terms of possible growth.

Craig Kennison:	Great. Thanks. I’ll get back in the queue.

Operator:	Thank you. Our next question comes from the line of Joe Hovorka with Raymond James. Please go ahead.

Joe Hovorka:	Thanks, guys. I have a couple of questions. Do you have any commentary on April retail trends specifically around ATVs for the industry or for your numbers?

Claude Jordan:	I didn’t bring the April results with us, we brought guidance for the full year, and to be quite honest, I’m trying to think whether—Joe, I didn’t bring the April results with me for retails.

Joe Hovorka:	Okay, okay. Your snowmobile, do you have orders right now from your dealers? Don’t you usually have your orders by April or so?

Claude Jordan:	We do. We had our snowmobile dealer show at the end of February, the beginning of March, which is when we take orders from probably 80 something percent of our dealers, new models, so we get orders over the next couple months, and so we’re just in the process now of going ahead and bringing those together and figuring out what the wholesale will be for the year.

Joe Hovorka:	Okay. So, are they in line with that flat to plus 2% or is that something you don’t know yet?

Claude Jordan:	Well, flat to plus 2% is retails.

Joe Hovorka:	Right.

Claude Jordan:	What we’ve said on guidance for snowmobile was down 4% to down 6%.

Joe Hovorka:	Okay, and the orders reflect that?

Claude Jordan:	Yes. The guidance we’ve given across the board will reflect, as we sit here today, how we see fiscal year ’13.

Joe Hovorka:	Okay, sorry, I didn’t hear the down 4 to down 6. Then, your guidance about operating expenses being flat as a percentage of sales—and I think you mentioned that was your guidance for last year, as well, and obviously you did much better than that—is there a reason why we wouldn’t see leverage on that line item with growing top line? Is there something in there that, you know, will make G&A and R&D, for example, go up in line with sales, or is that just being a conservative kind of way to look at it?

Tim Delmore:	Well, Joe, we lose a $2 million good guy for the Canadian hedge most likely and, you know, we are investing in our R&D and sales and marketing efforts to drive new products and retail sales.

Joe Hovorka:	Right, and the R&D number, do you have an estimate of what that should be for 2013?

Tim Delmore:	Not a specific one for this call, no.

Joe Hovorka:	Okay.

Claude Jordan:	Hey, Joe, you know, we’ve commented on this before, but as we’ve moved away from Suzuki, although we’ll be buying their engines through December 2013, you know, we are doing all the R&D and (inaudible) for the engines.

Joe Hovorka:	Okay.

Claude Jordan:	So, that’s required a lot of upfront investment on our part, especially on the R&D side.

Joe Hovorka:	Right, and you’ve been doing some of that through ’12, though, right?

Claude Jordan:	That’s correct.

Joe Hovorka:	Okay. Then, lastly, I think you had a comment about the inventory on the balance sheet, that that is reflective of an earlier build for snowmobiles. Did I hear that correctly?

Claude Jordan:	Yes, I think I would point to three things. First of all, you know, the overall growth of the business in the fourth quarter, we were up 34% across the board, so that would be the one thing. The second thing would be last year we were building snowmobiles well into December, which is something we do not like to do, so we’ve moved the production date a little bit earlier there. That’s required us to go ahead and start getting some of the longer lead items, such as engines in-house. Last year, they would not have been on our March closing balance sheet, this year they are. Then, the third thing, I would say is, you know, with our new monthly ordering system, the RBM system on the ATVs, instead of shipping a lot of products in June—because, typically, we stop in that March timeframe and ship a little bit in April and May and then really ramp up in June—you’re seeing more of a smoother shipment pattern. So, we’ve never really slowed down with ATV and the side-by-side part of our business.

Joe Hovorka:	Okay, great. That’s all I had for now.

Claude Jordan:	Thanks, Joe.

Tim Delmore:	Thanks, Joe.

Operator:	Thank you, and our next question comes from the line of Rommel Dionisio with Wedbush Securities. Please go ahead.

Rommel Dionisio:	Hi, good afternoon. On the ATV business, with sales expect to be up, you know, about 25% next year, are you guys bumping against capacity constraints any time soon, just given the strong growth in that business?

Claude Jordan:	Not really. When you look at where we used to be as a business and where the industry used to be, we can probably go ahead and go to 2 to 2.5 times the volume we have today, so we have not hit any kind of capacity constraints, you know, whether that’s the Wildcat, Prowlers or ATVs.

Rommel Dionisio:	Okay. Just to clarify, you’re not bumping up against any capacity constraint for Wildcat, either?

Claude Jordan:	That’s correct.

Rommel Dionisio:	Great.

Claude Jordan:	Today.

Rommel Dionisio:	Okay. Well, good luck with that. That’s all the questions I had, actually. Thanks.

Claude Jordan:	Thanks.

Operator:	Thank you, and we have a question from the line of Mark Smith with Feltl & Company. Please go ahead.

Mark Smith:	Hi, guys. Just looking at the PG&A margins here in Q4, it’s not quite as good as we’ve seen in the past. Was that just a shift in product, maybe, without people riding snowmobiles, accessories or garments lower, anything you can speak to on that, and then what we should kind of look for in margins on PG&A going forward?

Tim Delmore:	Mark, it’s Tim. In Q4, we had less of the snow-related, high margin products shipped, obviously, with the lower snowfall, that impacted us, as well as perhaps a bit higher freight cost impacting us. Going forward, I think, if you use history as your guide for margins in your model, you’ll be just fine.

Mark Smith:	Okay, great. Then, second, just looking at ATV dealer numbers, can you talk about any delta that we’ve seen in North America with the addition of Wildcat?

Claude Jordan:	Yes, we don’t really break out the specific numbers. I will say that—forget about Wildcat for a second—we added net dealers last year, and by “net,” you know, you’ll always lose some dealers throughout the year and you’re always gaining. We actually added a significant number this year of dealers for both ATV and Prowler. Now, some of those may have been connected because they wanted to go ahead and carry the Wildcat line, as well. The Wildcat, obviously, a lot of our dealers picked up the Wildcat. I don’t believe we had a Wildcat-only type dealer. So, if you had a dealer in an area that carried ATVs and Prowlers but didn’t want the Wildcat, well, somebody has stepped up. For the most part, we hired a dealer development manager about a year ago and that person’s been very successful in terms of working with our sales team and in terms of adding additional dealers throughout the year.

Mark Smith:	Would we see similar trends if we looked at international net dealers or distribution opportunities internationally?

Claude Jordan:	You’re certainly going to see it on the distributor side. Most of our sales, other than on the ATV side, we do go direct in Spain, Italy, France, German, UK and Austria, but everywhere else we go through a distributor, and we have been adding distributors outside of North America.

Mark Smith:	Great. Thank you.

Operator:	Thank you, and our next question comes from the line of Stephen Roseman with Thesis Fund Management. Please go ahead.

Mr. Roseman, your line is open.

Claude Jordan:	Operator, could we have the next question, please?

Operator:	Absolutely. Ladies and gentlemen, if you would like to ask a question, please do so by pressing the star, followed by the one; and as a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

Our next question is a follow-up question from the line of Joe Hovorka with Raymond James. Please go ahead.

Joe Hovorka:	Thanks. Just a couple of follow-ups. In 2011, you gave us an ATV shipment number and an ATV sell-through number, and if I recall, there was a several thousand unit gap between the two. Did that persist in 2012, and can you give us those numbers?

Claude Jordan:	It did persist in 2012, not to the same degree, but I did say that inventory was down 22% for ATV, Wildcat and Prowlers, I said it was down 26% for just ATV and Prowlers. So, obviously, with the inventory being down, we shipped a lot less units than we retailed.

Joe Hovorka:	Okay, but you don’t have those numbers?

Claude Jordan:	No.

Joe Hovorka:	Okay. I think at your snowmobile dealer meeting you had mentioned upcoming Wildcat models. Has there been any further information about that, timing, which model?

Claude Jordan:	What we mentioned was, you know, we certainly were excited about the Wildcat and that we were looking at some additional price points over the next 12 months.

Joe Hovorka:	Okay, and then—actually, that’s all I had. Thanks.

Claude Jordan:	All right.

Operator:	Thank you, and we do have a question from the line of Stephen Roseman with Thesis Fund Management. Please go ahead.

Stephen Roseman:	Thank you. Can you guys hear me this time?

Claude Jordan:	Yes.

Tim Delmore:	Yes.

Stephen Roseman:	Oh, great. Maybe you can provide some clarification from your third quarter Q. There’s a pretty big discrepancy in the difference between units shipped versus dollar volume shipped in the snowmobile category.

Tim Delmore:	I don’t have that in front of me, but Q3 was a huge shift in our product mix to the higher end. The prior year, as I recall, we had a lot more international in the Q3, and our Q3 this year we had lot of our new models which were at the higher end of the spectrum.

Stephen Roseman:	So, historically, you guys have tracked pretty closely, within a few percent points, units versus dollars, and this year the spread was pretty dramatic, to the tune of the something of the order—I don’t have it in front of me right now, but something in the order of 40 percentage points.

Tim Delmore:	It was no surprise to us that there was that spread. It’s just all our product mix shook out.

Stephen Roseman:	Do you think it’s possible that you could provide some color as to where that—when I look at historical Q3 shipments and the difference between the two, literally, we’ve never seen that type of difference. I’m just trying to have a better understanding of what the product mix difference would have been to get to that order of magnitude difference in units versus dollar sales.

Tim Delmore:	One thing, if you look at—I don’t have the pricing in front of me, but there were a higher number of four-strokes in our mix, for example, turbos, you know, a lot higher price points, and that would be driving that.

Stephen Roseman:	So, I notice in 2011, units up 24% versus dollar sales up 61, just in the snowmobile category, versus, for example, in 2010, it was up 33 and 33; 2009, down 31 and down 35; again tracking pretty close. I understand there is a difference in the (inaudible). It just struck us as worth asking about, certainly, when we got together with you guys.

Tim Delmore:	A very good question, but, again, no surprise to us. We see the mix every day and every year and no surprise to us.

Stephen Roseman:	Do you think there’s a point where you guys could provide some breakout as to how that mix manifested itself?

Tim Delmore:	We could consider that, yes.

Stephen Roseman:	(Inaudible … cross talking)

Claude Jordan:	Operator, could we have the next question, please.

Operator:	Yes, sir. Ladies and gentlemen, as a reminder, if you would like to ask a question, please do so by pressing the star, followed by the one. One moment, please.

Gentlemen, I show no further questions in the queue at this time. Please continue.

Claude Jordan:	I appreciate everybody joining us today. As a recap, we are excited about our fiscal year 2012 results, especially the 26% increase in sales and the 146% increase in earnings per share. As we look forward to fiscal year 2013, our focus will continue to be on growth, product development and operational excellence. We appreciate your time today and look forward to updating you again in July.

Operator:	Ladies and gentlemen, that concludes our call for today. If you’d like to listen to a replay of today’s conference, you may dial 1 (800) 403-7325 and enter the ID of 4536051. Thank you very much for your participation. You may now disconnect.

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